Exhibit 5.2

April 19, 2013

Crosstex LIG Liquids, LLC c/o Crosstex Energy, L.P. 2501 Cedar Springs Dallas, Texas 75201 Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as special counsel in the State of Louisiana to Crosstex LIG Liquids, LLC, a Louisiana limited liability company (“LIG Liquids”), with respect to the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by Crosstex Energy, L.P., a Delaware limited partnership (the “Partnership”), Crosstex Energy Finance Corporation, a Delaware corporation (“Finance Corp.”), and certain of the Partnership’s subsidiaries identified in the Registration Statement including LIG Liquids (the “Subsidiary Guarantors”), under the Securities Act of 1933, as amended (the “Securities Act”), registering securities to be issued and sold by the Partnership, Finance Corp. and the Subsidiary Guarantors from time to time pursuant to Rule 415 under the Securities Act for an indeterminate aggregate initial offering price.  Such securities include (i) common units representing limited partner interests in the Partnership that may be issued and sold by the Partnership; (ii) partnership securities in the Partnership; and (iii) unsecured debt securities of the Partnership, in one or more series, consisting of notes, debentures or other evidences of indebtedness, which may be co-issued by Finance Corp. (the “Debt Securities”) and the guarantees (the “Guarantees”) of such Debt Securities by one or more of the Subsidiary Guarantors.  The Debt Securities and the Guarantees are collectively referred to herein as the “Securities.”  At your request, this opinion is being furnished to you for filing as Exhibit 5.2 to the Registration Statement.

In our capacity as special Louisiana counsel and as a basis for the opinions hereinafter expressed, we have examined copies of (i) the Registration Statement, (ii) the forms of the Partnership’s senior and subordinated indentures filed as exhibits to the Registration Statement (collectively, the “Indentures”), (iii) the Certificate of Formation of LIG Liquids dated as of December 30, 1993, (iv) the Amended and Restated Limited Liability Company Agreement of LIG Liquids dated as of January 1, 2009, (v) the Officer’s Certificate as to LIG Liquids executed by Joe A. Davis as of April 19, 2013, (vi) certificates of public officials and of representatives of LIG Liquids, and (vii) such other instruments and documents as we have deemed necessary or advisable for purposes of the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals thereof. We also have assumed, and for purposes of this opinion are specifically assuming, that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership, Finance Corp., the Subsidiary Guarantors and the other parties thereto; (v) any securities issuable upon conversion, redemption, exchange or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, redemption, exchange or exercise; and (vi) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine

On the basis of the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:

1.              LIG Liquids is validly existing and in good standing under the laws of the State of Louisiana.

2.              LIG Liquids has the limited liability company power and authority to execute and deliver the Indenture and to guarantee the Debt Securities under the Indentures, and, when (a) the applicable Indenture has been duly authorized and validly executed and delivered by the Partnership, Finance Corp., the Subsidiary Guarantors and the trustee thereunder, (b) the applicable Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (c) the Partnership, Finance Corp. and the Subsidiary Guarantors have taken all necessary action to approve the issuance and terms of such Debt Securities and Guarantees, the terms of the offering thereof and related matters and (d) such Debt Securities and Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the applicable Indenture and the applicable definitive purchase, underwriting or similar agreement approved by the Partnership, Finance Corp. and the Subsidiary Guarantors upon payment of the consideration therefor provided for therein, then such Guarantees will, when issued, constitute valid and legally binding obligations of LIG Liquids, enforceable against LIG Liquids in accordance with their terms.

The opinions set forth above are limited in all respects to matters of applicable corporate/limited liability company laws of the State of Louisiana, as in effect on the date hereof.

The foregoing opinions are subject to the following additional assumptions, limitations, qualifications and exceptions:

1.              All opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and (ii) the discretionary powers of the courts to make available remedies of specific performance, injunctive relieve or other equitable remedies.

2.              Our opinions are subject to applicable laws and court decisions which may limit, render unenforceable or delay certain rights or remedies under the Indenture.

3.              To the extent Louisiana law applies, the ability to collect any attorney fees as to enforcement of the various documents is limited by the Louisiana Rules of Professional Conduct and other principles of Louisiana law.

4.              These opinions are rendered as of the date hereof and we have no duty to advise you of any changes in law or judicial decisions which may affect or limit the opinions set forth above.  The opinions set forth herein are opinions based on our professional judgment and are not and shall not be construed as a warranty or guaranty.

5.              We have assumed that there will be no other agreements or understandings among the parties to the Indenture, written or oral, and there is no usage of trade or course of conduct among the parties that would in any case, define, supplement, expand or limit or qualify the terms of the Indenture.

6.              Specific performance of the provisions of any agreement is an equitable remedy which may or may not be ordered by a court in its discretion.  No opinion is rendered as to the effectiveness of any provisions which authorize or purport to authorize the extra judicial enforcement of any rights or obligations or the waiver of any rights.

7.              Our opinion also assumes that all parties will enforce their rights under the Indenture in good faith and in conformity to law and in a commercially reasonable manner.

We hereby consent to (i) the filing of this opinion of counsel as an exhibit to the Registration Statement, and (ii) the reliance on this opinion by Baker Botts L.L.P.

Very truly yours,

/s/ Taylor, Porter, Brooks & Phillips, L.L.P.